Harte-Hanks Shoppers, Inc. / HomeSeekers, Inc. Marketing Alliance
-----------------------------------------------------------------

The purpose of this alliance is for Harte-Hanks Shoppers, Inc. (HHS) to sell web pages on HomeSeekers, Inc. internet sites, resulting in account base growth for both parties.

HHS will package HomeSeekers internet products into various programs, beginning with products targeted at the real estate industry and expanding to include other products and industries.

Homeseekers will invoice HHS at the quarterly HHS Price shown below in Table A for each new customer on the first week they run, and again at the beginning if each subsequent 13 weeks. HHS will notify Homeseekers in the event of cancellation, at which point Homeseeekrs may approach the account directly to offer their services at no less than Sale Price shown.

TABLE A                                     List              Sale              HHS
                                            Price             Price            Price
                                            -----             -----            -----

Real Estate Platinum Program                $3,750/year       $3,090/year       $400/quarter
----------------------------
      Office Homepage (unique domain name realestateoffice.homeseekers.com)
      Agent Homepages/ "CityNet" access (including up to 10 agents)
      Additional agent homepages            $315/year         $249/year         $40/quarter
      Agent Email (agentname@homeseeeker.com)

Real Estate Agent Only Web Pages
--------------------------------
      Agent homepage/ "CityNet" access      $315/year         $249/year         $40/quarter
      Agent Email (agentname@homeseeker.com)

Revenues from Optional Digital Camera/Additional photos in listings are the sole property of HomeSeekers. Revenues from the upselling of internet products not listed in Table A are entirely the property of HomeSeekers. Revenues from Display Advertising, Flyers, and Readers Ads in the HHS publications are the sole property of HHS

Termination
-----------
This agreement is in effect indefinitely from the date of signature until 30 days written notice of cancellation by either party, sent to the respective undersigned officer.

Neither party possesses nor shall be deemed to possess any right of property in or incident to this Agreement, and the parties agree that any termination of the Agreement, according to the formalities and based on the conditions specified herein, shall not constitute an unfair or abusive termination or create any liability of the terminating party which is not provided for by this Agreement.

Customers sold under this Agreement shall be accommodated per the terms of the program purchased for no less time than 1 quarter from the date of purchase. Payments shall be in accordance with the Agreement.

Indemnification
---------------

a) HomeSeekers shall indemnify and hold HHS harmless from and against any loss, liability, cost, damage, or expense whatsoever (including reasonable attorneys' fees) incident to any actual or threatened claim, action or proceeding against HHS brought by any Person other than HomeSeekers arising out of or related to the conduct of any business of HomeSeekers resulting from this Agreement. This indemnity shall survive the termination of this Agreement; provided, however, that HomeSeekers shall not be required to indemnify HHS for any loss, liability, cost damage or expense arising out of HHS's own negligence, willful misconduct or misrepresentation in connection with services performed pursuant to this Agreement.

b) HHS shall indemnify and hold HomeSeekers harmless from and against any loss, liability, cost, damage, or expense whatsoever (including reasonable attorneys' fees) incident to any actual or threatened claim, action or threatened claim, action or proceeding against HomeSeekers brought by any Person other than HHS arising out of or related to the conduct of any business of HHS resulting from this Agreement. This indemnity shall survive the termination of this Agreement; provided, however, that HHS shall not be required to indemnify HomeSeekers for any loss, liability, cost, damage or expenses arising out of HomeSeekers' own negligence, willful misconduct or misrepresentation in connection with services performed pursuant to this Agreement.

c) For purposes of this Agreement, "Person" means an individual or corporation, partnership, trust incorporated of unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

Law to Govern
-------------
The validity construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of California.

Relationship of the Parties
---------------------------
Each of HHS and HomeSeekers agrees and acknowledges that neither this Agreement nor the relationship of this parties under this Agreement creates a franchise, partnership, joint venture, associate or corporate relationship between the parties; and each of HHS and HomeSeekers agrees not to make any filing, assert any claim, or take any action inconsistent with the relationship herein contemplated.

Media Releases pertaining to the alliance require written approval of both parties.

/S/ Peter Gorman                 8/19/98           /S/ Doug Swanson               8/19/98
----------------                 -------           ----------------               -------
Peter Gorman, President            Date            Doug Swanson, Vice Chairman    Date
Harte-Hanks Shoppers                               HomeSeekers, Inc.
